Exhibit 10.26

DEBENTURE AND WARRANT AMENDMENT AGREEMENT

THIS DEBENTURE AND WARRANT AMENDMENT AGREEMENT (the “Agreement”), dated as of May __, 2010, is entered into by and among Gold Horse International, Inc., a Florida corporation (the “Company”), and the persons identified as “Holders” on the signature pages hereto (the “Holders”).  Defined terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, pursuant to a Securities Purchase Agreement, dated November 30, 2007 (the “Purchase Agreement”), among the Company and the applicable Holders, the Holders purchased 10% Senior Secured Convertible Debentures of the Company (the “10% Debentures”), and were issued warrants exercisable for shares of Common Stock (the “Warrants”);

WHEREAS, the Company and the Holders entered into a Debenture and Warrant Amendment Agreement dated as of June 30, 2009 (the “2009 Agreement”) wherein the Company issued 14% Secured Convertible Debentures (the “Debentures”) in substitution for the 10% Debentures, and pursuant to which the Company adjusted the conversion and exercise prices of the Debentures and Warrants, and the Holders agreed to waive existing defaults as provided therein; and

WHEREAS, the Company and Holders have agreed to enter into this further Debenture and Warrant Amendment Agreement providing for an additional adjustment in the conversion price of the Debentures and the exercise price of the Warrants, as well as providing for the current conversion of the Debentures, certain limitations regarding the disposition of the Common Stock received upon conversion or exercise of the Debentures, related rights and the Warrants as set forth hereunder, and waiver of any existing defaults for the consideration granted by the Company to the Holders as set forth hereunder.

WHEREAS, the Company is willing to agree not to issue shares of Common Stock at a price, or options, warrants or convertible securities with an exercise or conversion price that is less than the exercise price of $0.08 until such Warrants expire.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Holder hereby agrees as follows:

1.           Amendments and other Agreements.

(a)           Conversion.  The Holders agree to convert their Debentures as of the date hereof into Common Stock of the Company at a conversion price of $0.08 per share.  The Company agrees to issue all unlegended shares issuable upon conversion of Debentures (including interest and penalties) set forth on Schedule A hereto and delivers them to Investors’ counsel along with the opinion of its counsel that permits them for resale under Section 144 or an existing registration statement. The shares will be delivered to the Investor immediately upon delivery of conversion notice.

(b)           Amendment of the Base Conversion Price.  The Base Conversion Price of the Debentures is hereby reduced to $.0.08 per share.

(c)           Exercise Price.  The exercise price per share of the Common Stock underlying the Warrants shall be reduced to $0.08, subject to adjustment as provided in the Warrants. The company agrees to issue new warrant certificate which reflects this change with the original issue date.  The Company agrees that, as long as the Warrants are outstanding, the Company will not issue shares of Common Stock at a price, or grant options or warrants or issue convertible securities which have an exercise or conversion which is less than the exercise price of the Warrants of $0.08.

(d)           Outstanding Indebtedness.  The amount of the outstanding indebtedness, including interest and penalties owing to the Holders, is set forth on Schedule A hereto as at the date hereof.  Such interest and penalties as reflected on Schedule A shall also be exchanged for Common Stock of the Company at a price of $0.08 per share, which number of shares of Common Stock to be issued is reflected on Schedule A.

(e)           Interest and Penalties.  In the event the investor exercises any or all of its Warrants on a cashless basis, the Investor will receive free-trading shares, and there shall be no further interest or penalty charges as provided in the Debentures and Warrants following the date hereof. The penalties and interest will continue upon any delay in issuing securities.

(g)           Limitation on Sale of Shares.  The Holders agree that individually they will not sell in the more than 7% of the daily trading volume of the Company’s Common Stock on that given day.  This restriction shall apply to shares and warrants for a one year period commencing on the date of this Agreement.

2.           Representations and Warranties. The Company hereby makes to the Holders the following representations and warranties:

(a)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)           No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or Subsidiary debt or otherwise) or other material understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(c)           Equal Consideration.  Except as otherwise set forth herein, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents except as provided for herein.

(d)           Holding Period for Amended and Restated Debentures. Pursuant to Rule 144, the holding period of the Debentures (and underlying shares issuable upon conversion thereof) and the shares of Common Stock be issued on account of interest and penalties shall tack back to the original issue date of the Debentures.  The Company agrees not to take a position contrary to this Section 2(d).  The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions, necessary to issue Common Stock upon conversion of the Debentures and upon exercise of the Warrants on a cashless basis without restriction and not containing any restrictive legend with the need for any action by the Holder.

(e)           No Material Adverse Change

3.           Miscellaneous.

(a)           The foregoing waivers shall not be effective unless and until all Holders shall have agreed to the terms and conditions hereunder.  The waivers, agreements and obligations of the Holders set forth herein shall be null and void in the event this Agreement is not executed by all Holders on or before May __, 2010.  Except as expressly set forth above, all of the terms and conditions of the 2009 Agreement and the Warrants shall continue in full force and effect.  The Company shall, within 3 Trading Days of the date hereof, issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby (the “8-K Filing”).  From and after the filing of the 8-K Filing with the Commission, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents that is not disclosed in the 8-K Filing.  The Company shall consult with the Holders in issuing any other press releases with respect to the transactions contemplated hereby.

(b)           This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

(c)           If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

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IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

GOLD HORSE INTERNATIONAL, INC.

By: _________________________________

Name: Liankuan Yang

Title: CEO

[signature page(s) of Holders to follow]

COUNTERPART SIGNATURE PAGE OF HOLDER TO

GHII AMENDMENT

Name of Holder:____________________________________

By:______________________________________________

Name:____________________________________________

Title:_____________________________________________

SCHEDULE A

NAME AND ADDRESS OF HOLDER	ORIGINAL PRINCIPAL AMOUNT OF DEBENTURE	PRINCIPAL AMOUNT DUE ON MAY 14, 2010	INTEREST AMOUNT DUE ON MAY 14, 2010	LIQUIDATED PENALTY AMOUNT DUE ON MAY 14, 2010	TOTAL AMOUNT DUE ON MAY 14, 2010	NUMBER OF COMMON SHARE ISSUED AT $0.08 IN EXCHANGE FOR TOTAL AMOUNT DUE ON MAY 14, 2010
Excalibur Small-Cap Opportunities LP 150 Bloor Street West, Suite 14 Toronto, Ontario Canada M5S 2X9 416 964-9077	$300,000	$219,212	$27,161	$63,333	$309,706	3,871,325

Alpha Capital Anstalt C/o LH Financial Services Corp. 150 Central Park South 2nd Floor New York, NY 10019	$500,000	$55,346	$11,235	$50,000	$116,581	1,457,262

Whalehaven Capital Fund Limited 560 Sylvan Ave Englewood Cliffs NJ 07632 201-408-5123	$550,000	$135,109	$9,678	$55,000	$199,787	2,497,337